Exhibit 99.1

Evolution Petroleum Announces Results for the
Fiscal 2019 Second Quarter Ended December 31, 2018 and
Declares 22nd Consecutive Quarterly Common Stock Dividend

Houston, TX, February 6, 2019 - Evolution Petroleum Corporation (NYSE American: EPM) today announced that the Board of Directors declared a quarterly cash dividend to common shareholders of $0.10 per share. The quarterly dividend, which amounts to $0.40 per share on an annual basis, will be paid on March 29, 2019 to shareholders of record on March 15, 2019.
Evolution today also reported financial and operating highlights for its fiscal second quarter ended December 31, 2018, with comparisons to the fiscal first quarter ended September 30, 2018 (the "prior quarter") and the quarter ended December 31, 2017 (the "year-ago quarter").
Highlights for the Quarter:

•	Paid 21st consecutive quarterly cash dividend in the amount of $0.10 per share and declared our next cash dividend of $0.10 per share for the quarter ending March 31, 2019.

•	Net income was $3.9 million, or $0.12 per share, a decrease of 60% from the year-ago quarter that included a one-time $6.0 million non-cash tax benefit related to the Tax Cuts and Jobs Act.

•
Revenues were $11 million, a decrease of 10% over the prior quarter due primarily to a 10% decline in realized oil price and a 40% decline in realized NGL price compared to the prior quarter. The Louisiana Light Sweet (“LLS”) oil price premium at Delhi increased to $5.03 per barrel, resulting in a higher realized oil price premium over NYMEX oil price.

•	Total production (BOE’s) grew 2% compared to the prior quarter.

•	Working capital increased 12% to $30.8 million, compared to the year-ago quarter, and the company remained debt free.
Robert Herlin, Executive Chairman and Interim CEO, said, “I am encouraged that Evolution generated another solid quarter of performance for our shareholders despite reduced oil and NGL prices. We continue to benefit from the Louisiana Light Sweet oil premium over NYMEX for Delhi oil and our heavier NGL mix. As a result, we are pleased to declare a $0.10 cash dividend to our common shareholders, who should note that this amount continues to reflect our core strategy to distribute approximately 40-60% of operational cash flow to shareholders over the course of the year. We are working diligently with our operational partner on opportunities to improve NGL pricing, optimize field production and continue work towards further field development. Our balance sheet is stronger and we remain engaged in the acquisition strategy described in prior quarters. We are evaluating opportunities to add predominantly producing oil and gas related assets that meet our criteria of not only location and operational fit, but most importantly appropriate risk and return profile. Our CEO search is progressing and we hope to announce something this Spring.”
Financial Results for the Quarter and Six Months Ended December 31, 2018
Evolution reported total revenues of $11.0 million based on an average realized oil price of $64.37 per barrel and an average realized NGL price of $22.46 per barrel for the quarter compared to $71.72 and $37.28, respectively, in the prior quarter. In the year-ago quarter, total revenues were $10.9 million, based on an average oil price of $57.30 per barrel and an average realized NGL price of $28.45 per barrel. For the six month period ended December 31, 2018, total revenues increased 21% to $23.4 million from $19.3 million compared to the same period in 2017. Net production volumes for the quarter were 2,034 barrels of oil equivalent per day (“BOEPD”), an increase of 2% from 1,992 BOEPD in the prior quarter and a decrease of 8% from the year-ago quarter. The year-ago quarter benefited from flush production from additional compression capacity placed in service. Operating income was $4.7 million, down 2% from the year-ago quarter.
Net income for the quarter was $3.9 million, or $0.12 per diluted share, down from $5.8 million, or $0.17 per diluted share in the prior quarter. The decrease was due in large part to the inclusion of a $1.1 million breakup fee in the prior quarter related to the Enduro transaction, as well as lower commodity prices during the current quarter. For the six months ended December 31, 2018, income tax expense increased significantly due to the favorable impact on the same period in 2017 of a one-time, non-cash $6.0 million deferred tax credit adjustment related to a lower Federal statutory rate under the Tax Cuts and Jobs Act.
Production costs in the Delhi field were $3.5 million in the current quarter, down less than 1% from the prior quarter, but up $0.7 million, or 25%, from the year-ago quarter. This increase was primarily driven by higher CO2 volumes and price. Purchased CO2 volumes increased 10% compared to the previous quarter and year-ago quarter to 76.3 million cubic feet (MMcf) per day due to completion of injection wells added in the 2018 infill drilling program. Our CO2 average price was higher due to the 12% increase in realized oil price to which CO2 prices are linked, and the combination of higher price and increased volumes resulted in an average CO2 cost that was 19% higher than the year-ago quarter. For the six months ended December 31, 2018, CO2 costs increased due to a 21% increase in price, which reflected the higher realized oil price at

Delhi, together with a 5% increase in purchased volumes. The increase in other production costs was primarily attributable to higher NGL plant costs, electricity and fuel costs, increased chemicals and labor, impacted in many cases by the increased number of maintenance projects and the additional infill wells.
General and administrative (“G&A”) expenses were $1.3 million for the quarter, a 3.6% decrease compared to the prior quarter and a 24.5% decrease from the year-ago quarter. For the six months ended December 31, 2018, G&A expenses decreased 21% from the year-ago period, largely due to both lower stock compensation expenses and nonrecurring litigation expenses. The Company continues to monitor and manage G&A costs, especially in this fluctuating oil price environment, in order to maximize funds available for the company’s dividend strategy and potential growth opportunities.
Delhi Operations and Capital Spending
Gross oil production at Delhi averaged 6,772 barrels per day during the quarter, a 2.8% increase from the prior quarter. Gross NGL production for the quarter was 983 barrels per day, down 2.9% from the prior quarter. Oil production improved quarter over quarter as Evolution saw production from six of the new infill wells as compared to five in the prior quarter. The Company anticipates that a seventh infill well will be put on production early, and the remaining two infill wells to be put on production late, in the quarter ending March 31, 2019. In addition, the operator added a third workover rig in the fiscal second quarter with positive results. Two of the infill injection wells commenced injecting CO2, contributing to an overall increase in field injection volumes from the prior quarter. Evolution expects to see future improvement in offset wells as a result of this strategic work. The operator continues to take steps to improve plant efficiency and minimize potential unplanned downtimes. Evolution expects to see improved NGL rates this year as a result of this work.

During the quarter, Evolution incurred approximately $1.3 million on capital projects at Delhi, the majority of which, or $0.7 million, was spent completing the drilling of a water injection well, completing a water source well and completing the water facilities in preparation for new drilling in the previously discussed Phase V expansion. Additionally, $0.3 million was expended on workovers and conformance projects, $0.2 million on NGL plant improvements and $0.1 million for the infill drilling program.
Liquidity and Outlook
Evolution ended the quarter with $30.8 million in working capital, an increase of 12% from the year-ago quarter. The Company’s cash balance continues to accumulate each quarter, with $30 million of cash on hand at period end with no debt outstanding. The Company also has an untapped credit facility for an elected borrowing base of $40 million for potential acquisition of primarily producing properties. The Company believes its financial resources are more than sufficient to fund continuing development of the

Delhi field, while maintaining the financial resources to continue the company’s dividend program and capitalize on acquisition opportunities going forward.
Quarterly Conference Call
Evolution will host a conference call on Thursday, February 7, 2019 at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss results. To access the call, dial 1-866-682-6100 (toll-free US and Canada) or 1-862-298-0702 (toll international). To listen to live or hear a rebroadcast, click on the following event link https://www.investornetwork.com/event/presentation/42412 which is also located on our website at www.EvolutionPetroleum.com. A replay will be available two hours after the end of the conference call through March 6, 2019, and will be accessible by calling 1-877-481-4010 (toll-free US & Canada) or 1-919-882-2331 (toll International) with the replay pin number of 42412.

Upcoming Investor Conferences
The following is a list of conferences Evolution is scheduled to participate in this Spring, including:

•	Roth Capital Conference in Dana Point, California, March 18-19, 2019

•	Scotia Howard Weil Conference in New Orleans, Louisiana, March 25-26, 2019

•	IPAA OGIS Conference in New York, New York, April 8-9, 2019
Evolution’s presentation times for these conferences have not been announced as of this date.
About Evolution Petroleum
Evolution Petroleum Corporation develops and produces petroleum reserves within known oil and gas reservoirs in the U.S., with a focus on maximizing value per share. Our principal asset is our interest in a CO2 enhanced oil recovery project in Louisiana's Delhi Field. Additional information, including the Company's most recent annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.EvolutionPetroleum.com.
Cautionary Statement
All forward-looking statements contained in this press release regarding potential results and future plans and objectives of the Company involve a wide range risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," “outlook” and words of similar meaning are forward-looking statements. Although our expectations are based on engineering, geological, financial and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the SEC. The Company undertakes no obligation to update any forward-looking statement.

Company Contact:
David Joe, SVP and CFO
(713) 935-0122
djoe@evolutionpetroleum.com

Financial Tables to Follow

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended			Six Months Ended
	December 31,		Sept. 30,	December 31,
	2018	2017	2018	2018	2017
Revenues
Crude oil	$10,515,875	$10,185,635	$11,397,452	$21,913,327	$18,014,890
Natural gas liquids	532,243	740,585	909,627	1,441,870	1,313,297
Total revenues	11,048,118	10,926,220	12,307,079	23,355,197	19,328,187
Operating costs
Production costs	3,452,168	2,773,821	3,458,430	6,910,598	5,529,503
Depreciation, depletion and amortization	1,603,633	1,656,891	1,548,460	3,152,093	3,197,013
General and administrative expenses *	1,258,570	1,666,256	1,305,262	2,563,832	3,235,960
Total operating costs	6,314,371	6,096,968	6,312,152	12,626,523	11,962,476
Income from operations	4,733,747	4,829,252	5,994,927	10,728,674	7,365,711
Other
Enduro transaction breakup fee	—	—	1,100,000	1,100,000	—
Interest and other income	59,858	15,841	46,571	106,429	30,691
Interest expense	(29,345)	(20,456)	(29,345)	(58,690)	(40,911)
Income before income taxes	4,764,260	4,824,637	7,112,153	11,876,413	7,355,491
Income tax provision (benefit)	859,695	(5,052,211)	1,316,352	2,176,047	(4,661,889)
Net income available to common stockholders	$3,904,565	$9,876,848	$5,795,801	$9,700,366	$12,017,380
Earnings per common share
Basic	$0.12	$0.30	$0.18	$0.29	$0.36
Diluted	$0.12	$0.30	$0.17	$0.29	$0.36
Weighted average number of common shares
Basic	33,167,159	33,109,448	33,102,292	33,134,726	33,099,546
Diluted	33,176,503	33,140,278	33,119,057	33,147,775	33,140,257

* General and administrative expenses for the three months ended December 31, 2018, December 31, 2017 and September 30, 2018 included non-cash stock-based compensation of $254,111, $484,326 and $215,373, respectively. For the six months ended December 31, 2018 and 2017, non-cash stock-based compensation expenses were $469,484 and, $971,810, respectively.

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited)

	December 31, 2018	June 30, 2018
Assets
Current assets
Cash and cash equivalents	$30,000,801	$24,929,844
Restricted cash	—	2,751,289
Receivables	3,434,227	3,941,916
Prepaid expenses and other current assets	594,555	524,507
Total current assets	34,029,583	32,147,556
Oil and natural gas property and equipment, net (full-cost method of accounting)	62,137,689	61,239,746
Other property and equipment, net	24,187	30,407
Total property and equipment	62,161,876	61,270,153
Other assets	228,405	244,835
Total assets	$96,419,864	$93,662,544
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,705,359	$3,432,568
Accrued liabilities and other	363,208	874,886
State and federal income taxes payable	136,124	122,760
Total current liabilities	3,204,691	4,430,214
Long term liabilities
Senior secured credit facility (Note 13)	—	—
Deferred income taxes	11,061,732	10,555,435
Asset retirement obligations	1,467,646	1,387,416
Total liabilities	15,734,069	16,373,065
Commitments and contingencies (Note 14)
Stockholders’ equity
Common stock; par value $0.001; 100,000,000 shares authorized; 33,186,665 and 33,080,543 shares issued and outstanding as of December 31, 2018 and June 30, 2018, respectively	33,186	33,080
Additional paid-in capital	42,088,385	41,757,645
Retained earnings	38,564,224	35,498,754
Total stockholders’ equity	80,685,795	77,289,479
Total liabilities and stockholders’ equity	$96,419,864	$93,662,544

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(Unaudited)

	Six Months Ended December 31,
	2018	2017
Cash flows from operating activities
Net income attributable to the Company	$9,700,366	$12,017,380
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	3,159,671	3,225,147
Stock-based compensation	469,484	971,810
Deferred income tax expense (benefit)	506,297	(5,245,910)
Changes in operating assets and liabilities:
Receivables	507,689	(1,351,451)
Prepaid expenses and other current assets	(70,048)	(436,376)
Accounts payable and accrued expenses	(142,568)	(83,013)
Income taxes payable	13,364	—
Net cash provided by operating activities	14,144,255	9,097,587
Cash flows from investing activities
Capital expenditures for oil and natural gas properties	(5,048,987)	(1,017,358)
Capital expenditures for other property and equipment	(2,066)	—
Net cash used in investing activities	(5,051,053)	(1,017,358)
Cash flows from financing activities
Cash dividends to common stockholders	(6,634,896)	(4,969,335)
Common share repurchases, including shares surrendered for tax withholding	(138,638)	(395,550)
Net cash used in financing activities	(6,773,534)	(5,364,885)
Net increase in cash, cash equivalents and restricted cash	2,319,668	2,715,344
Cash, cash equivalents and restricted cash, beginning of period	27,681,133	23,028,153
Cash, cash equivalents and restricted cash, end of period	$30,000,801	$25,743,497

Supplemental disclosures of cash flow information:	Six Months Ended December 31,
	2018	2017
Income taxes paid	$1,862,919	$1,136,754
Non-cash transactions:
Change in accounts payable used to acquire property and equipment	(1,094,249)	424,365
Oil and natural gas property costs incurred through recognition of asset retirement obligations	31,268	(779)

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended
	Dec. 31, 2018	Sept 30, 2018	Variance	Variance %
Oil and gas production:
Crude oil revenues	$10,515,875	$11,397,452	$(881,577)	(7.7)%
NGL revenues	532,243	909,627	(377,384)	(41.5)%
Total revenues	$11,048,118	$12,307,079	$(1,258,961)	(10.2)%

Crude oil volumes (Bbl)	163,361	158,906	4,455	2.8%
NGL volumes (Bbl)	23,701	24,401	(700)	(2.9)%
Equivalent volumes (BOE)	187,062	183,307	3,755	2.0%

Crude oil (BOPD, net)	1,776	1,727	49	2.8%
NGLs (BOEPD, net)	258	265	(7)	(2.6)%
Equivalent volumes (BOEPD, net)	2,034	1,992	42	2.1%

Crude oil price per Bbl	$64.37	$71.72	$(7.35)	(10.2)%
NGL price per Bbl	22.46	37.28	(14.82)	(39.8)%
Equivalent price per BOE	$59.06	$67.14	$(8.08)	(12.0)%

CO2 costs	$1,504,930	$1,483,852	$21,078	1.4%
Other production costs	1,947,238	1,974,578	(27,340)	(1.4)%
Total production costs	$3,452,168	$3,458,430	$(6,262)	(0.2)%

CO2 costs per BOE	$8.05	$8.09	$(0.04)	(0.5)%
All other production costs per BOE	10.40	10.78	(0.38)	(3.5)%
Production costs per BOE	$18.45	$18.87	$(0.42)	(2.2)%

CO2 volumes (Mcf, gross)	7,016,703	6,404,282	612,421	9.6%
CO2 volumes (MMcf per day, gross)	76.3	69.6	6.7	9.6%

DD&A of proved oil and gas properties	$1,571,321	$1,516,742	$54,579	3.6%
Depreciation of other property and equipment	4,143	4,143	—	—%
Amortization of intangibles	3,391	3,391	—	—%
Accretion of asset retirement obligations	24,778	24,184	594	2.5%
Total DD&A	$1,603,633	$1,548,460	$55,173	3.6%

Oil and gas DD&A rate per BOE	$8.40	$8.27	$0.13	1.6%

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended December 31,
	2018	2017	Variance	Variance %
Oil and gas production:
Crude oil revenues	$10,515,875	$10,185,635	$330,240	3.2%
NGL revenues	532,243	740,585	(208,342)	(28.1)%
Total revenues	$11,048,118	$10,926,220	$121,898	1.1%

Crude oil volumes (Bbl)	163,361	177,767	(14,406)	(8.1)%
NGL volumes (Bbl)	23,701	26,033	(2,332)	(9.0)%
Equivalent volumes (BOE)	187,062	203,800	(16,738)	(8.2)%

Crude oil (BOPD, net)	1,776	1,932	(156)	(8.1)%
NGLs (BOEPD, net)	258	283	(25)	(8.8)%
Equivalent volumes (BOEPD, net)	2,034	2,215	(181)	(8.2)%

Crude oil price per Bbl	$64.37	$57.30	$7.07	12.3%
NGL price per Bbl	22.46	28.45	(5.99)	(21.1)%
Equivalent price per BOE	$59.06	$53.61	$5.45	10.2%

CO2 costs	$1,504,930	$1,265,582	$239,348	18.9%
Other production costs	1,947,238	1,508,239	438,999	29.1%
Total production costs	$3,452,168	$2,773,821	$678,347	24.5%

CO2 costs per BOE	$8.05	$6.21	$1.84	29.6%
All other production costs per BOE	10.40	7.40	3.00	40.5%
Production costs per BOE	$18.45	$13.61	$4.84	35.6%

CO2 volumes (Mcf, gross)	7,016,703	6,408,909	607,794	9.5%
CO2 volumes (MMcf per day, gross)	76.3	69.7	6.6	9.5%

DD&A of proved oil and gas properties	$1,571,321	$1,626,324	$(55,003)	(3.4)%
Depreciation of other property and equipment	4,143	4,153	(10)	—
Amortization of intangibles	3,391	3,391	—	—%
Accretion of asset retirement obligations	24,778	23,023	1,755	7.6%
Total DD&A	$1,603,633	$1,656,891	$(53,258)	(3.2)%

Oil and gas DD&A rate per BOE	$8.40	$7.98	$0.42	5.3%

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Six Months Ended December 31,
	2018	2017	Variance	Variance %
Oil and gas production:
Crude oil revenues	$21,913,327	$18,014,890	$3,898,437	21.6%
NGL revenues	1,441,870	1,313,297	128,573	9.8%
Total revenues	$23,355,197	$19,328,187	$4,027,010	20.8%

Crude oil volumes (Bbl)	322,267	344,504	(22,237)	(6.5)%
NGL volumes (Bbl)	48,102	51,279	(3,177)	(6.2)%
Equivalent volumes (BOE)	370,369	395,783	(25,414)	(6.4)%

Crude oil (BOPD, net)	1,751	1,872	(121)	(6.5)%
NGLs (BOEPD, net)	261	279	(18)	(6.5)%
Equivalent volumes (BOEPD, net)	2,012	2,151	(139)	(6.5)%

Crude oil price per Bbl	$68.00	$52.29	$15.71	30.0%
NGL price per Bbl	29.98	25.61	4.37	17.1%
Equivalent price per BOE	$63.06	$48.84	$14.22	29.1%

CO2 costs	$2,988,782	$2,353,843	$634,939	27.0%
Other production costs	3,921,816	3,175,660	746,156	23.5%
Total production costs	$6,910,598	$5,529,503	$1,381,095	25.0%

CO2 costs per BOE	$8.07	$5.95	$2.12	35.6%
All other production costs per BOE	10.59	8.02	2.57	32.0%
Production costs per BOE	$18.66	$13.97	$4.69	33.6%

CO2 volumes (Mcf, gross)	13,420,985	12,782,665	638,320	5.0%
CO2 volumes (MMcf per day, gross)	72.9	69.5	3.4	4.9%

DD&A of proved oil and gas properties	$3,088,063	$3,137,205	$(49,142)	(1.6)%
Depreciation of other property and equipment	8,286	8,424	(138)	(1.6)%
Amortization of intangibles	6,782	6,782	—	—%
Accretion of asset retirement obligations	48,962	44,602	4,360	9.8%
Total DD&A	$3,152,093	$3,197,013	$(44,920)	(1.4)%

Oil and gas DD&A rate per BOE	$8.34	$7.93	$0.41	5.2%

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